Exhibit 99.1

Contacts:

Michael O. Staiger

Executive Vice President and

Chief Financial Officer

Copper Mountain Networks, Inc.

858.410.7110

IR@coppermountain.com

COPPER MOUNTAIN NETWORKS ANNOUNCES THIRD QUARTER 2003

FINANCIAL RESULTS

PALO ALTO, Calif., October 28, 2003—Copper Mountain Networks, Inc. (Nasdaq: CMTN), a leading provider of intelligent broadband access solutions, today announced financial results for the third quarter of 2003. Net revenue for the third quarter of 2003 was $3.7 million, compared with $3.6 million in the second quarter of 2003.

Net loss on a generally accepted accounting principles (GAAP) basis for the third quarter of 2003 was $2.3 million, or $0.40 per share, compared to a net loss of $6.1 million, or $1.09 per share in the second quarter of 2003.

The net loss for the third quarter of 2003 includes a gain of $2.6 million related to the recovery of bad debt and a non-cash stock-based compensation charge of $0.8 million. The net loss for the second quarter of 2003 includes a gain of $0.1 million related to the recovery of bad debt expense and a non-cash stock-based compensation charge of $1.5 million.

Net cash and short-term investments utilized during the third quarter of 2003 declined to $3.3 million, versus $4.2 million during the second quarter of 2003. Cash and short-term investments totaled $27.6 million at the end of the third quarter of 2003.

Key recent accomplishments include:

•	Cash burn declined 47% vs. Q3 of 2002 and declined 21% vs. Q2 of 2003;

•	Revenue increased 12% vs. Q3 of 2002 and increased 4% vs. Q2 of 2003;

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Copper Mountain Networks Announces Third Quarter 2003 Financial Results	Page 2

•	Announced the first multi-city deployment of the VantEdge Access BRAS with Mpower Communications, a leading North American facilities-based broadband communications provider;

•	Completed the Telcordia OSMINE process for the VantEdge Access BRAS, a critical requirement for many of the world’s largest carriers, including the U.S. incumbent local exchange carriers (ILECs);

•	Continued progress in previously announced VantEdge lab trials-in North America, Europe and the Middle East;

•	Announced the VantEdge SMX Package, which delivers a ten-fold performance improvement over most legacy subscriber management devices, as well as two SMX Package customer wins: OneSource Communications and NTS Communications;

•	Announced the VantEdge RTX Package – including the availability of a new 32 port T1/E1 Inverse Multiplexing over ATM (IMA) Line Module – which slashes the cost and complexity of remote terminal aggregation;

•	Announced that DSL.net intends to expand its T1-based integrated voice and data service offerings using Copper Mountain equipment.

Also of significance during the quarter was the finalization of the DSL Forum specification TR-059 entitled “DSL Evolution – Architecture Requirements for the Support of QoS-Enabled IP Services.” This effort is expected to strongly influence the evolution of broadband access networks – especially those of the world’s largest carriers – and is the primary application Copper Mountain’s VantEdge Access BRAS was designed to address.

“The DSL Forum TR-059 specification is a significant milestone for the broadband industry, and the VantEdge was designed specifically for distributed BRAS applications described by this standard. Copper Mountain continues to be well positioned in current large carrier procurement activities, and we expect to benefit from the increased momentum this standard will generate among carriers worldwide,” said Rick Gilbert, Chairman and Chief Executive Officer of Copper Mountain Networks. “Beyond our focus on TR-059, we delivered significant additional VantEdge functionality during the third quarter to address subscriber management and remote terminal aggregation applications, expanding our addressable market for broadband aggregation solutions.”

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Copper Mountain Networks Announces Third Quarter 2003 Financial Results	Page 3

Copper Mountain Networks’ third quarter 2003 earnings conference call will be broadcast live today at 1:30 p.m. PST (4:30 p.m. EST). The dial-in number for the conference call is 1.800.901.5259 (U.S./Canada) and 1.617.786.4514 (International). Please call a few minutes early to allow time for all participants to join. The live Webcast can be accessed through the Investor Relations section on the Copper Mountain Web site at www.coppermountain.com or www.streetevents.com.

A replay of the conference call will be available on Copper Mountain’s Web site approximately 45 minutes after the call concludes. For replay telephone access, dial 1.888.286.8010 (U.S./Canada) or 1.617.801.6888 (International) and enter passcode number 76411628. The telephone replay will be available for one week after the call. The Webcast replay will be available on Copper Mountain’s Web site until the results for the current fiscal quarter are released.

About Copper Mountain Networks

Copper Mountain Networks, Inc. (Nasdaq: CMTN) is a leading provider of intelligent broadband access solutions. The company offers a broad set of subscriber access and broadband remote access server (BRAS) equipment for ILECs, IXCs, PTTs, CLECs, IOCs, and other facilities-based carrier networks worldwide. These products enable efficient and scalable deployment of advanced voice, video, and data services while leveraging existing network infrastructures and reducing both capital and operational costs. Copper Mountain’s products have been proven in some of the world’s largest broadband network deployments. For more information, please visit the company’s World Wide Web site at http://www.coppermountain.com. For investor relations information, contact us at 858.410.7110 or IR@coppermountain.com.

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Copper Mountain Networks Announces Third Quarter 2003 Financial Results	Page 4

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events based on current expectations and are subject to risks and uncertainties, such as statements regarding Copper Mountain’s unproven operating plan and customer acceptance of Copper Mountain’s products. Copper Mountain wishes to caution you that there are some factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: our ability to successfully introduce and commercialize the VantEdge product and the market acceptance of this product; our ability to penetrate the incumbent local exchange carrier (ILEC), inter-exchange carrier (IXC), and international postal, telephone and telegraph (PTT) service provider markets with the VantEdge product; our ability to penetrate the independent operating company (IOC) service provider market directly and via distribution channel partners; our ability to commence and successfully complete laboratory trials with our current and prospective customers; our ability to realize sufficient revenues in the future to sustain our operations or achieve profitability on an annual or quarterly basis; the need for additional financing and risks related to obtaining adequate financing in the current market environment; factors which could affect our profit margins or lead to increased expenses; factors affecting the demand for DSL and other broadband technologies; general economic conditions, and the extent and timing of the economic recovery, which are beyond Copper Mountain’s ability to control. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. Further, Copper Mountain expressly disclaims any obligation to update or revise any forward-looking statements contained herein to reflect future events or developments after the date hereof. We refer you to the documents Copper Mountain files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2002 and other reports and filings made with the Securities and Exchange Commission.

Copper Mountain and all Copper Mountain product names are trademarks of Copper Mountain Networks, Inc. All other marks are the property of their respective owners.

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Copper Mountain Networks Announces Third Quarter 2003 FinancialResults	Page 4

Copper Mountain Networks, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenue	$3,698	$3,313	$10,840	$8,769
Cost of revenue	1,209	2,617	3,640	(8,369)

Gross margin	2,489	696	7,200	17,138
Operating expenses:
Research and development	3,225	4,257	9,949	18,178
Sales and marketing	1,545	1,754	4,937	5,137
General and administrative	1,835	2,083	5,822	6,898
Amortization of deferred stock compensation	808	131	2,899	3,905
Recovery of bad debt	(2,600)	(689)	(3,404)	(3,693)
Restructuring costs	—	1,361	—	1,361

Total operating expenses	4,813	8,897	20,203	31,786

Loss from operations	(2,324)	(8,201)	(13,003)	(14,648)
Other income, net	51	64	84	1,452

Net loss	$(2,273)	$(8,137)	$(12,919)	$(13,196)

Basic net loss per share	$(0.40)	$(1.50)	$(2.29)	$(2.46)
Basic common stock equivalent shares	5,713	5,418	5,633	5,373
Diluted net loss per share	$(0.40)	$(1.50)	$(2.29)	$(2.46)
Diluted common stock equivalent shares	5,713	5,418	5,633	5,373

Condensed Balance Sheets

(in thousands)

Assets	Sept. 30, 2003	Dec. 31, 2002
Current assets:
Cash and S-T investments	$27,589	$40,509
Accounts receivable	1,263	1,001
Inventory	2,726	1,054
Other current assets	1,000	1,438

Total current assets	32,578	44,002
Property and equipment, net	2,786	5,983
Other assets	621	624

	$35,985	$50,609

Liabilities and Stockholders’ Equity	Sept. 30, 2003	Dec. 31, 2002
Current liabilities:
Accounts payable	$1,511	$998
Accrued liabilities	5,899	8,219
Current notes payable	824	3,366

Total current liabilities	8,234	12,583
Notes payable	—	168
Other liabilities	3,027	3,351
Total stockholders’ equity	24,724	34,507

	$35,985	$50,609